Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR SECOND QUARTER 2020

Company Reports Strong Financial Performance

BEVERLY, Mass. — August 4, 2020—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the second quarter ended June 30, 2020.

The Company reported second quarter revenue of $123 million, compared to $119 million for the first quarter of 2020. Operating profit for the quarter was $16.4 million, compared to $13.7 million for the first quarter. Net income for the quarter was $13.3 million, or $0.39 per diluted share, compared to net income for the first quarter of $11.2 million, or $0.33 per diluted share. Gross margin for the quarter was 42.2%, compared to 38.3% in the first quarter. Cash, cash equivalents and restricted cash were $197 million on June 30, 2020, compared to $181.4 million on March 31, 2020.

President and CEO Mary Puma commented, “We are very pleased with our strong second quarter performance. Customer interest in our Purion platform remains strong, as evidenced by demo activity and evaluation system placements for both our Purion base platform and our new Purion product extensions. With the most innovative implant product line available, a broad and diverse customer base, a strong balance sheet and a dedicated team of employees, Axcelis has the building blocks to navigate these uncertain times and ultimately drive growth and market leadership in ion implantation.”

Business Outlook

For the third quarter ending September 30, 2020, Axcelis expects revenues to be approximately $110 million with gross margin around 42.5%. Third quarter operating profit is forecasted to be in the range of $10.5 - 11.5 million with earnings per diluted share of approximately $0.24.

Second Quarter 2020 Conference Call

The Company will host a call to discuss the results for the second quarter 2020 on Wednesday, August 5, 2020 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Conference ID: 6153997. Please dial in at least 15 minutes in advance to ensure a timely connection to the call. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson

978.787.9552

Editorial/Media:

Maureen Hart

978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue:
Product	$117,194	$68,714	$229,327	$152,911
Services	5,771	5,591	12,629	12,871
Total revenue	122,965	74,305	241,956	165,782
Cost of revenue:
Product	65,519	37,188	132,691	84,518
Services	5,547	5,368	11,817	12,009
Total cost of revenue	71,066	42,556	144,508	96,527
Gross profit	51,899	31,749	97,448	69,255
Operating expenses:
Research and development	16,040	13,720	30,646	27,405
Sales and marketing	9,437	8,436	17,641	17,354
General and administrative	10,041	7,583	19,077	15,390
Total operating expenses	35,518	29,739	67,364	60,149
Income from operations	16,381	2,010	30,084	9,106
Other (expense) income:
Interest income	70	845	552	1,686
Interest expense	(1,299)	(1,311)	(2,602)	(2,541)
Other, net	421	(189)	(199)	(362)
Total other expense	(808)	(655)	(2,249)	(1,217)
Income before income taxes	15,573	1,355	27,835	7,889
Income tax provision	2,271	799	3,312	1,271
Net income	$13,302	$556	$24,523	$6,618
Net income per share:
Basic	$0.40	$0.02	$0.74	$0.20
Diluted	$0.39	$0.02	$0.72	$0.19
Shares used in computing net income per share:
Basic weighted average common shares	33,116	32,729	32,998	32,706
Diluted weighted average common shares	33,958	33,901	34,023	34,064

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$190,340	$139,881
Accounts receivable, net	64,909	83,753
Inventories, net	149,178	140,364
Prepaid expenses and other current assets	16,272	11,681
Total current assets	420,699	375,679
Property, plant and equipment, net	27,997	25,328
Operating lease assets	5,033	5,849
Finance lease assets, net	21,200	21,880
Long-term restricted cash	6,676	6,653
Deferred income taxes	64,615	68,060
Other assets	42,344	44,645
Total assets	$588,564	$548,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,270	$25,341
Accrued compensation	14,221	7,631
Warranty	3,942	2,759
Income taxes	298	294
Deferred revenue	29,181	24,601
Current portion of finance lease obligation	654	399
Other current liabilities	8,193	7,639
Total current liabilities	86,759	68,664
Long-term finance lease obligation	47,787	48,149
Long-term deferred revenue	1,236	4,650
Other long-term liabilities	7,758	7,204
Total liabilities	143,540	128,667
Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,433 shares issued and outstanding at June 30, 2020; 32,585 shares issued and outstanding at December 31, 2019	33	33
Additional paid-in capital	562,839	559,878
Accumulated deficit	(117,428)	(140,226)
Accumulated other comprehensive loss	(420)	(258)
Total stockholders’ equity	445,024	419,427
Total liabilities and stockholders’ equity	$588,564	$548,094